QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation or Organization	Names Under Which It Does Business
Applied Extrusion Technologies (Canada), Inc.	Delaware	Same
Applied Extrusion Technologies Limited	United Kingdom	Same

QuickLinks

SUBSIDIARIES OF THE REGISTRANT